EXHIBIT 5

K R A M E R  L E V I N  N A F T A L I S & F R A N K E L  LLP

                March 30, 2007

Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Mobius Management Systems, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 445,670 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant, which includes 195,670 shares of Common Stock of the Registrant to be issued pursuant to the Registrant’s 2006 Stock Incentive Plan (the “2006 Plan”) and 250,000 shares of Common Stock of the Registrant to be issued pursuant to the Registrant’s Non-Employee Directors’ 1998 Stock Option Plan (the “1998 Plan” and, together with the 2006 Plan, the “Plans”).

In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Plans, and the Second Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant, and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have also examined and relied upon representations, statements, or certificates of public officials and officers and representatives of the Registrant.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms stated in the Plans, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to the laws of any jurisdiction other than the federal laws of the United States, the Delaware General Corporation Law and the laws of the State of New York.

Kenneth P. Kopelman, a partner at this firm, is a member of the Registrant’s board of directors and owns 1,500 shares of Common Stock that are held in trust by Mr. Kopelman’s wife, as trustee, for Mr. Kopelman’s three children. Mr. Kopelman disclaims beneficial ownership of such shares. In addition, Mr. Kopelman owns 2,350 shares of Common Stock held jointly with his wife, as well as an aggregate of 90,000 shares of Common Stock issuable upon exercise of options.

K R A M E R  L E V I N  N A F T A L I S & F R A N K E L  LLP

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

            Very truly yours,

            /s/ Kramer Levin Naftalis & Frankel LLP